Exhibit 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into, effective as of the 28th day of September, 2021 (the “Effective Date”), by and between Jack H. Brier (hereinafter referred to as the “Executive”), and US Alliance Corporation, a Kansas corporation (hereinafter referred to as the “Employer”).

WHEREAS, the Employer is a financial services holding company with its headquarters in Topeka, Kansas;

WHEREAS, US Alliance Life and Security Company, a Kansas corporation and the wholly owned subsidiary of the Employer (“USALSC”) is a life insurance company engaged in providing quality products and services, with its headquarters in Topeka, Kansas;

WHEREAS, Dakota Capital Life Insurance Company, a North Dakota corporation and a wholly owned subsidiary of USALSC (“DCL”) is a life insurance company engaged in providing quality products and services;

WHEREAS, US Alliance Life and Security Company - Montana, a Montana corporation and a wholly owned subsidiary of USALSC (“USALSC-Montana”) is a life insurance company engaged in providing quality products and services;

WHEREAS, US Alliance Investment Corporation, a Kansas corporation and the wholly owned subsidiary of the Employer (“USAIC”) is an investment services company engaged in providing quality services, with its headquarters in Topeka, Kansas;

WHEREAS, US Alliance Marketing Corporation, a Kansas corporation and the wholly owned subsidiary of the Employer (“USAMC”) is a marketing services company engaged in providing quality services, with its headquarters in Topeka, Kansas;

WHEREAS, the Executive has experience as an executive of financial services holding companies and life insurance companies;

WHEREAS, the Employer desires to employ the Executive and to appoint the Executive as the President and Chief Executive Officer of Employer on the terms and conditions hereinafter set forth;

WHEREAS, the Employer desires to employ the Executive and to appoint the Executive to USALSC as the President and Chief Executive Officer of USALSC on the terms and conditions hereinafter set forth;

WHEREAS, the Employer desires to employ the Executive and to appoint the Executive to DCL as the Chairman and Chief Executive Officer of DCL on the terms and conditions hereinafter set forth;

WHEREAS, the Employer desires to employ the Executive and to appoint the Executive to USALSC-Montana as the Chairman and Chief Executive Officer of USALSC-Montana on the terms and conditions hereinafter set forth;

WHEREAS, the Employer desires to employ the Executive and to appoint the Executive to USAIC as the President and Chief Executive Officer of USAIC on the terms and conditions hereinafter set forth;

WHEREAS, the Employer desires to employ the Executive and to appoint the Executive to USAMC as the President and Chief Executive Officer of USAMC on the terms and conditions hereinafter set forth;

WHEREAS, the Executive desires to accept employment with the Employer as President and Chief Executive Officer, as the President and Chief Executive Officer of USALSC USAIC, and USAMC, as the Chairman of DCL, and as the Chairman of USALSC-Montana on the terms and conditions hereinafter set forth.

W I T N E S S E T H

NOW, THEREFORE, the parties, in consideration of their respective promises and undertakings as herein set forth, agree as follows:

1.             Employment.  Subject to the terms and conditions hereinafter set forth, the Employer hereby employs the Executive, and the Executive hereby accepts employment with the Employer to act on the Employer’s behalf, as the President and Chief Executive Officer, as the President and Chief Executive Officer of USALSC, USAIC and USAMC, as Chairman of DCL, and as Chairman of USALSC-Montana.

2.             Duties.  In exchange for the compensation and benefits granted under this Agreement, Executive shall, to the best of his ability, faithfully and diligently render full-time services to Employer in the position of, respectively, President, Chief Executive Officer, and Chairman. Executive shall perform all duties that are consistent with these positions, all duties and responsibilities specified in the Articles of Incorporation and Bylaws of the Employer, USALSC, DCL, USALSC-Montana, USAIC, and USAMC, as the same may be amended from time to time, and such other duties and responsibilities as may be specified by the Boards of Directors of the Employer, USALSC, DCL, USALSC-Montana, USAIC, and USAMC.  The Executive shall report to the Board of Directors of the Employer for the performance of his duties and shall devote substantially all of his working time, attention, skill and reasonable best efforts to the performance of his duties hereunder in a manner that will faithfully and diligently further the business and interests of the Employer (and their subsidiaries and affiliates).

3.             Compensation for Services.  In consideration for the services rendered to the Employer, the Executive shall be compensated as follows:

A.            Base Salary.  The Executive shall be compensated at the rate of $250,000 per year (“Base Salary”).  The Executive’s Base Salary, subject to applicable withholding and authorized deductions, shall be paid in equal installments, in accordance with the usual and customary payroll practices of the Employer.

B.            Bonus.  The Board of Directors of the Employer may, in its discretion, grant performance bonuses to the Executive, in addition to the compensation described herein, based on performance relating to events such as, but not limited to, acquisitions, establishment of subsidiaries or affiliates, expansion of the Employer, or corporate revenues or profits. Bonus payments are subject to the following executive claw back policy:

This Policy applies whenever (1) there is a restatement (as that term is defined by generally accepted accounting principles) that results in a revision to one or more performance measures used to determine a bonus or incentive or equity-based compensation paid or awarded to an employee during the period(s) to which the restatement relates, (2) the relevant period commenced not more than three years before the need for the restatement is identified, (3) the restatement results in a reduction in the amount or value of the bonus or incentive or equity-based compensation and (4) the restatement is caused, in whole or in part, by the employee’s actions.

Unless the Sarbanes-Oxley Act precludes the exercise of discretion, the Executive Committee in its discretion may require repayment and forfeiture of all or a portion of a bonus or incentive or equity-based compensation to which this policy applies which was awarded to or received or earned by an employee to the extent the bonus or incentive or equity-based compensation exceeds the amount that would have been awarded, received, or earned based on the revised performance measures. The Executive Committee shall determine the amount or value to be repaid and forfeited in its sole discretion.

C.            Benefits.  During the term of this Agreement, subject to the final paragraph of this Section 3.C, the Executive shall receive the following benefits (together, the “Other Benefits”):

(i)            The Executive will be entitled to participate in all incentive, retirement, profit-sharing, life, medical, disability and other benefit plans and programs as are from time to time generally available to other executives of the Company with comparable responsibilities, subject to the provisions of those programs.  Without limiting the generality of the foregoing, the Company will provide the Employee with basic health and medical benefits on the terms that such benefits are provided to other team members of the Employer with comparable responsibilities.

(ii)           The Employer shall pay the premiums for Executive for a Genworth long term care policy and Medicare health insurance plans.

(iii)         The Executive shall be eligible to participate in all leave policies and “fringe” benefit programs, including, but not limited to, sick leave, personal leave, insurance programs and pension and/or profit sharing plans, as and to the extent the same are from time to time made available to employees of the Employer.

(iv)         The Employer shall pay a monthly auto allowance of $1,250 for Executive.

(v)         Anything herein to the contrary notwithstanding, however, the Executive’s eligibility, participation and benefit entitlement for each of the foregoing policies, plans, programs or benefits shall be subject to all of the terms and conditions of each such policy, plan or program and any third party contracts, agreements or policies of insurance which may be applicable thereto; and the Employer expressly reserves the right, either with or without notice, to terminate, curtail or otherwise modify, change, amend or modify any such policy, plan or program in whole or in part on a prospective basis at any time.

D.            Continuation of Salary During Illness.  If the Executive shall become ill or temporarily disabled and shall be absent from work by reason thereof, the Employer shall continue the Executive’s salary during said period of illness or disability as may be necessary to permit the Executive to qualify for any long-term disability income insurance maintained by the Executive.

E.             Annual Physical.  Each year, at the Employer’s expense, the Executive shall obtain a physical examination. The scope of such physical examination shall be of a type and nature similar to medical examinations required of key executives in similar businesses from time to time, and shall be determined in the reasonable discretion of the Employer.

4.             Expense Reimbursement.  The Employer agrees to reimburse the Executive, in accordance with the Employer’s usual and customary practices, for all ordinary and necessary business expenses which are reasonably and necessarily incurred by the Executive in the course of performing his duties on the Employer’s behalf under this Agreement.

5.             Term.  Subject to the remaining provisions of this Section 5, the term of this Agreement shall be a period of three (3) years, commencing on the Effective Date and continuing until September 30, 2024 (the “Termination Date”).  Prior to each anniversary of the Effective Date, or within 30 days thereafter, the Employer’s Board of Directors shall consider and vote upon a proposal to renew and extend the term of this Agreement.  Such consideration and vote shall occur at a duly called meeting of the Board of Directors at which a quorum is present.  If a majority of the members of the Board of Directors present at such meeting votes in favor of renewal, and if the Executive does not object to such renewal, the term of this Agreement shall automatically be extended for a period of one (1) year and the Termination Date likewise shall be deferred by one (1) year.  Thus, by way of example:

(i)            If the Board of Directors approves a renewal pursuant to this Section 5 prior to the first anniversary of the Effective Date or within 30 days thereafter, and if the Executive does not object, the term of this Agreement shall run through September 30, 2025, and September 30, 2025 shall become the Termination Date.

(ii)           If the Board of Directors does not approve a renewal pursuant to this Section 5 prior to the Effective Date or within 30 days thereafter, or if the Executive objects to the renewal, the term of this Agreement shall continue to run through September 30, 2024, and September 30, 2024 shall remain the Termination Date.

(iii)          If, after approving the first renewal as provided in subsection (i) above, the Board of Directors approves a second renewal pursuant to this Section 5 prior to the second anniversary of the Effective Date or within 30 days thereafter, and if the Executive does not object, the term of this Agreement shall run through September 30, 2026, and September 30, 2026 shall become the Termination Date.

(iv)          If, after approving the first renewal as provided in subsection (i) above, the Board of Directors does not approve a second renewal pursuant to this Section 5 prior to the second anniversary of the Effective Date or within 30 days thereafter, or the Executive objects to the second renewal, the term of this Agreement shall continue run through September 30, 2025, and September 30, 2025 shall remain the Termination Date.

Additional renewals of this Agreement shall continue to be considered and voted upon by the Employer’s Board of Directors in a like manner and with a like effect in subsequent years on an annual basis in accordance with this Section 5.  The period between the Effective Date and the Termination Date, as determined and extended pursuant to this Section 5, is hereinafter referred to as the “Term” of this Agreement.

6.             Termination.  This Agreement may be terminated as follows:

A.            Expiration of the Term.  This Agreement shall automatically terminate upon expiration of the Term of this Agreement or may be extended pursuant to Section 5.

B.            Death.  This Agreement shall immediately terminate upon the event of the Executive’s death.

C.            Disability.  Subject to Section 3.D, this Agreement shall immediately terminate in the event the Executive is Permanently Disabled, has exhausted all available leave, and is unable to return to work and perform the essential functions of his employment. “Permanently Disabled” shall mean a physical or mental impairment rendering the Executive substantially unable to carry out his then currently assigned day-to-day functions as an employee of the Employer for any period of six (6) consecutive months.  Any dispute as to whether the Executive is Permanently Disabled, and the date on which such incapacity commenced shall be resolved by the Board of Directors with the assistance of a physician selected by the Employer.  The decision of the Board of Directors shall be final and binding upon the Executive and the Employer.  If the Executive does not cooperate in providing the Board of Directors access to needed information upon which a determination can be made, then the Board of Directors shall have no continued obligation to consult with a physician and will have authority to determine incapacity on its own.

D.            Involuntary Termination for Good Cause.  The Employer may terminate the Executive’s employment at any time during the Term of this Agreement for Good Cause.  “Good Cause” shall be deemed to exist if, and only if:

(i)            Executive willfully engages in an act or omission constituting dishonesty, breach of fiduciary duty or intentional wrongdoing or malfeasance, including without limitation knowing falsification of the financial books or records of the Employer (or its subsidiaries or affiliates), embezzlement of funds from the Employer (or its subsidiaries or affiliates) or other similar fraud; provided, however, that a breach of fiduciary duty shall not be deemed to occur or exist as a result of any business decision made by Executive that is protected by the “business judgment rule” as adopted by courts applying the General Corporation Law of the State of Kansas;

(ii)           Executive is indicted for, is charged by information for, is convicted of, or enters a plea of guilty or nolo contendere to a crime involving fraud, dishonesty, or harassment;

(iii)          Executive is indicted for, is charged by information for, is convicted of, or enters a plea of guilty or nolo contendere to a felony or other crime which has or may have a material adverse effect on Executive’s ability to carry out his duties under this Agreement or reflect adversely on the reputation, interests, or activities of the Employer (or its subsidiaries or affiliates) or its policyholders;

(iv)          Executive habitually abuses alcohol, illegal drugs or controlled substances or non-prescribed prescription medicine;

(v)           Executive materially breaches the terms of any agreement between Executive and the Employer (or its subsidiaries or affiliates) relating to Executive’s employment, or materially fails to satisfy the conditions and requirements of Executive’s employment with the Employer (or its subsidiaries or affiliates), and such breach or failure remains uncured for more than 60 days following receipt by Executive of written notice from the Employer specifying the nature of the breach or failure and demanding cure thereof; or

(vi)          Executive engages in acts or omissions constituting gross negligence by Executive in the performance (or non-performance) of his duties hereunder.

7.             Effect of Termination.  In the event the Executive’s employment is terminated pursuant to Section 6.A, 6.B, 6.C or 6.D above, the Executive shall only be entitled to receive that portion of his Base Salary which has been earned up to the date of such termination, in addition to Other Benefits through the date of such termination and the reimbursement of any expenses as provided in Section 4.  In the event the Executive’s employment is terminated by the employer for a reason other than those provided in Section 6.A, 6.B., 6.C. or 6.D, the Executive shall be entitled to the amounts set forth in Section 9 below.

8.             Resignation or Retirement; Effect.  If the Executive resigns without Good Reason (as defined below) or retires during the Term of this Agreement, the Executive shall only receive his Base Salary and Other Benefits through the effective date of his resignation or retirement. If the Executive resigns with Good Reason, he shall be entitled to the amounts set forth in Section 9 below.  For purposes of this Agreement, “Good Reason” shall mean:

(i)            the assignment to the Executive of any duties inconsistent in any respect with the Executive’s position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Sections 1 and 2 of this Agreement, or any other action by the Employer, USALSC, DCL or USALSC-Montana which results in a diminution in such position, authority, duties or responsibilities, including a change in the reporting relationship of Executive to the Chief Executive Officer of the Employer which has that effect, but excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Employer, USALSC, DCL or USALSC-Montana promptly after receipt of notice thereof given by the Executive;

(ii)           any failure by the Employer to comply with any of the provisions of Section 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Employer promptly after receipt of notice thereof given by the Executive;

(iii)          the Employer requiring the Executive to be based at any office or location other than Topeka, Kansas without the Executive’s consent;

(iv)          any purported termination by the Employer of the Executive’s employment otherwise than as expressly permitted by this Agreement;

(v)           any failure by the Employer’s Board of Directors to consider and vote upon a proposal to renew and extend the Term of this Agreement on an annual basis in accordance with Section 5; provided, however, that the failure of the Board of Directors to vote in favor of renewal and extension shall not constitute Good Reason as long as the renewal and extension were considered, and a vote taken;

(vi)          resignation by the Executive for any reason within three (3) months after a Change in Control.  As used herein, “Change in Control” means:

(a)           the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934 (the “Exchange Act”)), other than an employee benefit plan (or related trust) sponsored or maintained by the Employer or any of its affiliates, of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than twenty-five percent (25%) of the then outstanding voting securities of the Employer or USALSC entitled to vote generally in the election of directors, or of equity securities having a value equal to more than twenty-five percent (25%) of the total value of all shares of stock of the Employer or USALSC;

(b)           individuals who as of the effective date of this Agreement constitute the Board of Directors and subsequently elected members of the Board of Directors of the Employer whose election is approved or recommended by at least a majority of such current members or their successors whose election was so approved or recommended, cease for any reason to constitute at least a majority of the Board of Directors of the Employer; or

(c)            approval by the shareholders of the Employer of (1) a merger, reorganization or consolidation with respect to which the individuals and entities who were the respective beneficial owners of the voting securities of the Employer immediately before such merger, reorganization or consolidation do not, after such merger, reorganization or consolidation, beneficially own, directly or indirectly, more than fifty percent (50%) of respectively, the then outstanding common shares or other voting securities and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of Directors of the corporation or limited liability company resulting from such merger, reorganization or consolidation, (2) a liquidation or dissolution of the Employer or (3) the sale or other disposition of all or substantially all of the assets or stock of USALSC by the Employer.

(vii)          resignation by the Executive after three (3) months, but before six (6) months, after a Change in Leadership if the reason for the resignation is that irreconcilable differences exist between the Executive and the new leadership.  As used herein, “Change in Leadership” means that a person other the Executive is appointed to replace Jack H. Brier as President and Chief Executive Officer of the Employer to whom the Executive reports after the Change in Leadership.

(viii)         the Employer, USALSC, DCL or USALSC-Montana materially breaches the terms of any agreement between the Executive and the Employer, USALSC, DCL or USALSC-Montana relating to the Executive’s employment, or materially fails to satisfy the conditions and requirements of this Agreement, and such breach or failure by its nature is incapable of being cured, or such breach or failure remains uncured for more than 30 days following receipt by the Employer of written notice from  the Executive specifying the nature of the breach or failure and demanding the cure thereof.

Notwithstanding anything herein to the contrary, in the event the Executive shall resign and terminate his employment for Good Reason hereunder, the Executive shall give written notice to the Employer specifying in detail the reason or reasons for the Executive’s termination.

9.             Severance; Liquidated Damages.  If the Employer terminates the Executive’s employment under this Agreement during the Term for a reason other than those provided in Sections 6.A, 6.B, 6.C and 6.D, or if the Executive resigns and terminates this Agreement for Good Reason as provided in Section 8, the Employer shall pay to the Executive that portion of his Base Salary which has been earned up to the date of such termination, in addition to Other Benefits through the date of such termination and the reimbursement of any expenses as provided in Section 4.  In addition, in any such event, the Employer shall (i) pay to the Executive within 30 days following the date of such termination an amount equal to the Executive’s highest full year W-2 earnings from the previous three years (the “Liquidated Damages Amount”) and (ii) continue to provide the Executive with the Other Benefits for a period of twelve (12) months. The Employer and the Executive agree that the Executive shall have no duty to mitigate his losses or obtain other employment.  If the Executive obtains other employment, it shall not affect his right to payment under this Section. The parties have bargained for and agreed to the foregoing severance and liquidated damages provision, given consideration to the fact that the Executive will lose certain benefits related to his position, which are extremely difficult to determine with certainty.  The parties agree that payment of the severance liquidated damages provided in this Section to the Executive shall constitute adequate and reasonable compensation to the Executive for the damages and injury suffered by him because of such termination of this Agreement by the Employer for a reason other than those provided in Sections 6.A, 6.B, 6.C and 6.D or by the Executive with Good Reason.

10.         Arbitration (a) Any disputes arising under or in connection with this agreement shall be resolved by arbitration, to be held in Topeka, Kansas in accordance with the rules and procedures of the American Arbitration Association and the State of Kansas. (b) All costs, fees and expenses, including attorney’s fees of both Employee and Employer, of any arbitration in connection with this agreement which results in any decision or settlement requiring Employer to make a payment to Executive, shall be borne by, and be the obligation of, Employer. In no event shall Executive be required to reimburse Employer for any of the costs and expenses incurred by Employer relating to such arbitration. The obligation of Employer under this section shall survive the termination of this agreement (whether such termination is by Employer, by Executive, upon the expiration of this agreement or otherwise). (c) Pending the outcome or resolution of any arbitration, Employer shall continue payment of all amounts owing to Executive without regard to any dispute.

11.           Confidentiality/Nondisclosure.  The Executive agrees that all information relating to the Employer and its business, financial and/or professional affairs which is obtained by the Executive in the course of his employment has substantial value and shall at all times be and remain the sole and exclusive property of the Employer.  Executive further agrees during the term of this Agreement and thereafter, to maintain and keep all Confidential Information, as hereinafter defined, strictly confidential and to not disclose the same in any form to any person, firm or entity, or use the same for any purpose whatsoever except as may be necessary and appropriate in connection with the performance of the Executive’s duties hereunder, or to the extent such disclosures are required by law.  For the purposes of this Agreement, “Confidential Information” shall include, but not be limited to, all nonpublic information pertaining to or in any way connected with the Employer’s present or future products or services or any component parts thereof, the Employer’s designs, routines, standards, and procedures, all research, development, discoveries, improvements, applications, enhancements, and inventions, whether or not patentable or subject to copyright protection, undertaken or made in connection therewith; all information relating to the Employer’s customers, clients and accounts, and contractees, and all information related to executives, executive relations, personnel or pay practices, marketing plans, business plans, business or marketing research; and all information relating to the Employer’s financial and/or other business affairs; and all files, documents, contracts, materials, listings, computer programs, printouts, source codes, drawings, specifications, processes, applications, techniques, routines, formulas and information of every name, nature or description, whether or not the same is in machine readable form or reduced to writing, which pertains thereto.

All records, files, lists, including computer generated lists, drawings, documents, equipment and similar items relating to the Employer’s business which Executive shall prepare or receive from the Employer shall remain the Employer’s sole and exclusive property. Upon termination of this agreement, Executive shall promptly return to the Employer all property of the Employer in his possession. Executive shall not copy or cause to be copied, print out or cause to be printed out any software, documents or other materials originating with or belonging to the Employer. Executive additionally represents that, upon termination of his employment with Employer, he will not retain in his possession any such software, computers, passwords, documents or other materials.

Executive agrees that both during and after his employment he shall, at the request of the Employer, render all assistance and perform all lawful acts that the Employer considers necessary or advisable in connection with any litigation involving the Employer or any director, officer, employee, shareholder, agent, representative, consultant, client or vendor of the Employer.

12.           Noncompete Covenant.  Executive agrees that for a period of one year following the termination of this Agreement he will not (1) solicit any shareholder, policyholder, or employee of Employer, to become a shareholder or policyholder of any competitor or anticipated competitor of the Employer; or (2) solicit any employee, agent, or independent contractor of Employer to become an employee, agent or independent contractor of any competitor or anticipated competitor of the Employer.

Executive agrees to deliver promptly to Employer on termination of the Executive's employment by the Employer or the Executive, or at any time Employer may so request, all memoranda, notes, records, reports, and other documents (and all copies thereof) relating to Employer's and its affiliates' businesses which the Executive may then possess or have under his control. Notwithstanding the foregoing, the Executive may retain his contacts, calendar, personal correspondence and any compensation information or other information necessary for tax return purposes.

13.           Remedies in the Event of Breach; Specific Performance.  The parties acknowledge that the Employer’s remedies at law for breach of the covenants contained in Sections 11 and 12 hereof by the Executive are inadequate, that irreparable harm is likely to result in the event of a breach of such covenants and that monetary damage alone will not compensate for such damage. Therefore, the Executive waives any and all defenses that an adequate remedy at law exists in the event of any action by the Employer to enforce any one or more of the covenants set forth in Sections 11 and 12 hereof, and the Executive agrees that the Employer shall be entitled to injunctive relief, as well as such other relief as may be available at law or in equity, including, but not limited to, specific performance and/or damages to the extent the same can be quantified and proven.

14.           Severability.  Invalidity of any provision of this Agreement including, but not by way of limitation, any provision of Sections 8, 10, 11, or 12 hereof shall not render invalid any of the other provisions of this Agreement (including, but not by way of limitation, any of the other provisions of said sections and/or of said specifically enumerated subsections).

15.           Miscellaneous Provisions.

A.            Successor and Assigns.  This Agreement is personal in nature and the Executive may not assign or delegate any rights or obligations hereunder without first obtaining the express written consent of the Employer.  The rights, benefits, and obligations of the Employer under this Agreement and all covenants and agreements pertaining thereto hereunder shall be assignable by the Employer and shall inure to the benefit of and be enforceable by or against its successors and assigns, provided the Employer shall remain liable to the Executive for the performance of all obligations to be performed by it hereunder.

B.            Entire Agreement.  This Agreement contains the entire agreement of the parties with respect to the subject matter hereof and supersedes and replaces all prior agreements or understandings and all negotiations, discussions, arrangements, and understandings with respect thereto.

C.            Binding Effect.  This Agreement shall be binding upon the parties and their respective heirs, personal representatives, administrators, trustees, successors, and permitted assigns.

D.            Amendment or Modification.  No amendment or modification of this Agreement shall be binding unless executed in writing by the parties hereto.

E.             Kansas law.  Employer and Executive agree that this Agreement shall be governed by and construed according to the laws of the State of Kansas.

F.             Interpretations.  Any uncertainty or ambiguity existing herein shall not be interpreted against either party because such party prepared any portion of this Agreement, but shall be interpreted according to the application of rules of interpretation of contracts generally.  The headings used in this Agreement are inserted for convenience and reference only and are not intended to be an integral part of or to affect the meaning or interpretation of this Agreement.

G.            Notices.  Any notice required to be given in writing by any party to this Agreement may be delivered personally or by certified mail.  Any such notice directed to the Employer shall be addressed to the Employer at PO Box 4026, Topeka, KS 66604, Attention: Chairman, Board of Directors; or to such other address as the Employer may from time to time designate in writing to the Executive.  Any notice addressed to the Executive shall be addressed to his personal residence at 1580 SW Lakeside Drive, Topeka, KS 66604 or to such other address as the Executive may from time to time designate in writing to the Employer.

H.            Survival.  Anything herein to the contrary notwithstanding, the rights and obligations of the parties hereunder which by their terms contemplate or require performance or obligations which extend beyond or occur after the termination of this Agreement, specifically including, but not limited to, the payments to the Executive provided for in Sections 7 and 9, the indemnification of Executive provided in Section 10, the use of Confidential Information set forth in Section 11, and the Noncompete Covenant set forth in Section 12 shall survive termination of this Agreement and shall be and remain fully enforceable as between the parties in accordance with their terms.

I.              Voluntary Execution.  Each of the Executive and the Employer is signing this Agreement knowingly and voluntarily.  The Executive and the Employer have been given the opportunity to consult with independent counsel of their choice regarding their rights under this Agreement.

J.             Signatures.  This Agreement may be executed in counterparts, both of which shall be one and the same Agreement.

IN WITNESS WHEREOF, the Employer and the Executive have caused this Agreement to be signed, effective as of the date and year first above written, fully intending the same to be binding upon themselves and their respective heirs, personal representatives, trustees, successors, receivers and assigns.

US Alliance Corporation

By:	/s/ William Graves
William Graves, Compensation Committee Chairman

EXECUTIVE

By:	/s/ Jack H. Brier
Jack H. Brier

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